Exhibit (c)(1)

AUGUST 31, 2004 Confidential Houlihan Lokey Howard & Zukin Financial Advisors 685 Third Avenue, 15th Floor New York, NY 10017 212-497-4100	Project Daytona Special Committee Discussion Materials
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Houlihan Lokey Howard & Zukin

Project Daytona

Table of Contents

Executive Summary

Transaction Overview

Valuation Methodologies
Market Multiple Approach
Sum of the Parts Analysis from a Homebuilder Perspective

Appendices

Appendix A – Comparable Land/Real Estate Transactions
Comparable Land Transactions - Tracy, CA
Comparable Land Transactions - Novato, CA
Real Estate Data - Atherton, CA

Appendix B – Daytona Trading Details

Appendix C – Daytona/EFC JV Details

i

Executive Summary

SUMMARY OVERVIEW

PROPOSED TRANSACTION

•      We understand that Daytona (the “Company”) has received a proposal (the “Proposal”) from Watkins (the proposed “Aquiror”) to acquire those Class A and Class B shares of Daytona that Watkins does not currently own for $30.50 per each Class A and Class B share (the “Consideration”).  Watkins owns approximately 70.2% of the aggregate voting power of the Company’s shares.  Watkin’s Proposal to acquire the Class A and Class B shares that it doesn’t already own is herein referred to as the “Transaction.”

•      The Transaction valued the Company’s aggregate equity at approximately $40.2 million, representing 24.2% and 22.4% premiums to the Company’s average Class A and Class B closing share prices from January 1, 2004 through August 5, 2004.

•      The cash component of the Transaction is 100% of the total consideration.

•      The proposal, as set forth by Watkins, would result in Daytona being taken private with full ownership by Watkins.

VALUATION ANALYSIS

•      Houlihan Lokey Howard & Zukin (“Houlihan Lokey” or “we”) has been requested by the Special Committee of the Company’s Board of Directors (“Special Committee”) to provide a valuation analysis of the Company’ common stock.

DESCRIPTION OF DAYTONA

Daytona (the “Company”) is primarily engaged in residential and commercial real estate development in Northern California.  The Company’s real estate projects are developed through ventures with wholly-owned subsidiaries of E. F. Communities, Inc., a California corporation (collectively, “EFC” or the “Partner”).  Under the governing agreements, EFC is primarily responsible for the construction and the development of the real estate.  For each of the ventures, the Company contributes a majority of the capital and EFC is paid a fee for managing the construction and development of the real estate.  (A detailed listing of the Daytona/EFC joint ventures is located in Appendix C.)

DESCRIPTION OF WATKINS

Watkins (the proposed “Aquiror”) is a revocable trust formed by L. Watkins, of which 3 family members are the only co-trustees.  On August 6, 2004, the Trust beneficially owned approximately 43.0% of the outstanding Class A Common Stock of the Company and approximately 78.8% of the outstanding Class B Common Stock of the Company, collectively representing approximately 70.2% of the aggregate voting power of the Company’s outstanding common stock.

Daytona Financial Overview

Income Statement Summary

	FY ended December			June 30,
($ thousands)	2001	2002	2003	LTM

Home Sales	$22,099	$14,038	$40,488	$43,428

Gross Profit	5,922	3,238	8,134	8,683

Income from Operations	3,146	906	4,308	4,185

Profit before Tax	4,036	1,671	4,544	4,519

Net Income	$2,422	$1,033	$2,493	$2,481

EPS, Basic	$2.03	$0.76	$1.90	$1.89

Growth
Revenues	-51.6%	-36.5%	188.4%	—
Profit before Tax	-58.2%	-58.6%	171.9%	—
EPS	-56.3%	-62.6%	150.0%	—

Margin
Gross Profit	26.8%	23.1%	20.1%	20.0%
Income from Operations	14.2%	6.5%	10.6%	9.6%
Profit before Tax	18.3%	11.9%	11.2%	10.4%
Net Income	11.0%	7.4%	6.2%	5.7%

Balance Sheet Summary

	FY ended December			June 30,
($ thousands)	2001	2002	2003	LTM

Cash and Investments	$18,377	$15,206	$23,845	$23,684

Investments in Real Estate	28,113	30,224	31,939	33,389

Other Assets	4,558	6,707	4,937	5,200

Total Assets	$51,048	$52,137	$60,721	$62,273

Accrued & Other Liabilities	$796	$2,168	$5,234	$5,422

Notes Payable	$6,570	1,887	4,619	6,158

Minorty Interests	1,064	1,057	1,327	247

Total Stockholders’ Equity	42,978	47,025	49,541	50,446

Total Liabilities and Stockholders’s Equity	$51,408	$52,137	$60,721	$62,273

Cash per Basic Share	$15.37	$11.57	$18.10	$17.98

DUE DILIGENCE PERFORMED

In connection with the Valuation Analysis, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.             reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2002 and 2003; and the Company’s Form 10-QSB for the quarter ending June 30, 2004;

2.             met and/or spoke with certain members of the senior management of the Company and EFC to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

3.             reviewed the historical market prices and trading volume for the Company’s Class A and Class B stock;

4.             reviewed the Company’s board meeting minutes for the January 27, 2004 special meeting of the Board of Directors;

5.             reviewed other publicly available financial data for certain companies that we deem comparable to the Company; and

6.             conducted such other studies, analyses and inquiries as we have deemed appropriate.

LIMITING CONDITIONS

•      We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.  Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the Company would actually be sold for the amount we believe to be its fair market value.

•      We have relied upon and assumed, without independent verification, that the financial statements and other financial information provided to us have been reasonably prepared and reflect the best currently available estimates and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us that has not been disclosed to us.

•      We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it.  We have not made any independent appraisal of any of the properties or assets of the Company.  Our analysis is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this report.

VALUATION SUMMARY

Summary of Valuation Methodologies

(US$ thousands, except per share value)

Enterprise Value Indication from Operations

	Low		High
Market Approach

Market Multiple Methodology	$29,200	—	$32,900
Sum of the Parts Methodology, less cash	$27,400	—	$33,600

Results Summary

Enterprise Value from Operations	$28,300	—	$33,300

Add: Cash and Cash Equivalents Balance as of 6/30/04	$23,684	—	$23,684

Enterprise Value	$51,984	—	$56,984

Less: Total Debt	$6,158	—	$6,158
Less: Minority Interest	$247	—	$247
Less: Miscellaneous Liabilities(1)	$1,000	—	$1,000

Equity Value	$44,579	—	$49,579

Shares Outstanding(2)	1,353		1,353

Per Share Value(3)	$32.95		$36.64

Note:

(1) Assumed miscellanous liabilities of $1.0mm

(2) Includes potential dilutive effect of options based on treasury method and $30.50 transaction price.

Source: Daytona 10KSB and 10QSB SEC filings for the periods ending 31 December 2003 and 30 June 2004, respectively.

(3) Does not incorporate any discounts for minority interest or lack of marketability.

Transaction Overview

TRANSACTION SUMMARY

HISTORY

•      Watkins and affiliates are Daytona’s largest shareholders.

•      Daytona’s second largest shareholder is Leeward Capital L.P. (“Leeward”).  Leeward owns approximately 10.46% of Daytona’s Class A Shares and 0.2% of Class B Shares, which translates into an approximate 2.77% voting position in the Company.

•      In February 2000, Leeward expressed an interest to acquire the Company for $24.00-$27.00 per each Class A and Class B share.  Based on a $25.50 offer price, the February 2000 offer represented an approximate premium of 75% and 120% to the Class A and Class B Shares, respectively (based on average closing prices during February 2000).

•      More recently, on May 15, 2003 Leeward expressed interest again to acquire the Company.  The proposed price was $31.00 per each Class A and Class B Share.  At the time, the offer represented an approximate premium of 82% and 114% to the Class A and Class B Shares, respectively (based on May 14, 2003 prices).

•      Daytona’s Board of Directors voted to take no action on the May 15, 2003 proposal because Watkins had no intentions to sell their shares.

•      On 27 January 2004, Watkins formally proposed to acquire the shares that it did not already own in order to take the Company private.  The offer price was $24.50 per each Class A and Class B share (“January offer”).

•      On 6 August 2004, Watkins made a revised proposal to take the Company private.  The revised proposal was structured identical to the January offer but included a higher per share offer; $30.50 per each Class A and Class B share (“August offer”).

TRANSACTION PROPOSAL

•      On 6 August 2004, Watkins proposed:

•      A two-step transaction in which all stockholders of the Company (other than the Trust and others who join the Trust in taking the Company private) would receive $30.50 in cash for each share of the Company that they own.

•      The August offer is structured identical to the January offer.  The only difference is the per share offer, which is now $30.50 per each Class A and Class B share.  The original offer was $24.50 per each share.

•      The offer price is approximately 24.2% and 22.4% higher than the average price for a share of Class A Common Stock and average price for a share of Class B Common Stock, respectively, from January 1, 2004 through August 5, 2004 (in each case as reported by the OTC Bulletin Board).  (See Appendix B for Daytona’s Class A and Class B shares volume and trading history.)

WATKINS RATIONALE

•      In their in letter dated 27 January 2004 (in reference to the January offer and we believe remains relevant to the August offer), Watkins stated their rationale for the proposed transaction:

“The Trust believes that the Transaction provides minority stockholders with an excellent and timely opportunity to liquidate their entire investment in the Company.  As you know, there is no active trading market for the Shares.  Further, a sale of the Company to a third party is not a realistic option given that the Trust, which holds a majority of the voting power of the Company, has no interest in selling its Shares.  Finally, the Company has not paid for many years, and is not likely to pay in the foreseeable future, dividends on the Shares.”

TRANSACTION CONSIDERATION DETAIL

Total Number of Class A Basic Shares	1,006.1
Total Number of Class B Basic Shares	311.0

Offer Price per Class A and B Shares	$30.50

Total Equity Consideration	$40,169.7

less: Cash	$23,684.0
plus: Total Debt and Minority Interests	$6,405.0

Implied Enterprise Value from Operations	$22,890.7

Enterprise Value / LTM Revenues	0.5	x
Enterprise Value / LTM EBITDA	5.1	x
Equity Value / LTM Earnings	16.2	x

Valuation Methodologies

VALUATION ANALYSIS AND REVIEW

•      Houlihan Lokey’s analysis included (i) a review of the trading prices and volume for the Company’s stock as well as (ii) an independent analysis of the fair market value of Daytona using two widely accepted methodologies.

1.             Market Multiple Methodology

2.             Sum of the Parts Methodology

MARKET MULTIPLE METHODOLOGY

The Market Multiple methodology involved the multiplication of Daytona’s June 30, 2004 LTM financial results by appropriate risk-adjusted multiples.  Multiples were determined through an analysis of certain publicly traded companies, which were selected on the basis of operational and economic similarity with the principal business operations of the Company.  A comparative risk analysis between the Company and the public companies formed the basis for the selection of appropriate risk adjusted multiples for the Company.  The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which the Company and other comparable companies are engaged.

SUM OF THE PARTS METHODOLOGY

The Sum of the Parts methodology involved valuing the constituent parts of the company using a variety of valuation metrics from a homebuilder perspective.  The valuation metrics used in this approach were determined through an analysis of comparable real estate transactions and book values.

Valuation Methodologies Market Multiple Approach Sum of the Parts Analysis from a Homebuilder Perspective

MARKET MULTIPLE APPROACH

•      The search for comparable companies to Daytona yields few choices.

•      Daytona is neither a pure-play homebuilder nor a REIT/real estate company.  Thus few companies are directly comparable.

•      Two companies – Capital Pacific Holdings (“CPH”) and California Coastal Communities (“Cal Coastal”) are perhaps the most relevant comparable public companies.

•      CPH and Cal Coastal focus their efforts in California, albeit southern California.

•      CPH also has operations in other western states.

•      CPH and Cal Coastal develop land, build homes and own large tracts of undeveloped land.  Both companies also have regulatory/permitting issues with some of their land holdings.

•      Both are small and have/had low trading volumes similar to Daytona.

•      Book value comparisons are relevant, because both companies are land rich and earnings light.  Homebuilders trade predominantly on book value.

•      Capital Pacific Holdings (delisted, but did trade earlier in 2004 as OTC: CPHJ), is a diversified real estate development company.  The southern California-based firm has two main segments:  homebuilding and mixed-use land development.  CPH develops communities of new homes for buyers throughout Arizona, California, Colorado and Texas and focuses on entry level, move-up, and semi-custom homes.

•      California Coastal Communities (NASDAQ NM: CALC), operates as a residential land development and homebuilding company with properties located primarily in southern California.  The principal activities of the Company include obtaining zoning and other entitlements for land it owns and improving the land for residential development, as well as designing, constructing and selling single-family residential homes in southern California.

($ millions)	No. of Primary Market	LTM Revenues	Book Value	Market Value of Equity(1)	Net Debt plus Minority Interests	LTM EBITDA(2) Margin

Capital Pacific Holdings	3 markets	$246.3	$103.2	$56.7	$163.3	10.1%
California Coastal Comm.	2 markets	$51.5	$167.6	$184.4	$40.9	14.0%

Daytona	1 market	$43.4	$50.4	$31.4	$-17.3	10.3%

Note:

(1) Prices as of 5 August, 2004 for Daytona and Cal Coastal, and 12 January 2004 for CPH

(2) Excludes capitalized interest from cost of sales

		Price/Book
	MVE	LTM
California Coastal Communities	$184,420	1.1	x
Capital Pacific Holdings	$56,673	0.5	x

Low		0.5	x
High		1.1	x

Median		0.8	x
Mean		0.8	x

		EV/EBITDA
	EV	LTM
California Coastal Communities	$225,320	31.3	x
Capital Pacific Holdings	$220,006	8.9	x

Low		8.9	x
High		31.3	x

Median		nm
Mean		nm

		Price/Earnings
	MVE	LTM
California Coastal Communities	$184,420	55.3	x
Capital Pacific Holdings	$56,673	11.5	x

Low		11.5	x
High		55.3	x

Median		nm
Mean		nm

Note:  Multiples of Price/Earnings and EV/EBITDA are de-emphasized, as price/book is the more relevant valuation metric for homebuilders.  nm = not meaningful.

					Add:
	Representative Level	Selected Multiple Range			Total Debt	Minority Interest	Indicated Enterprise Value Range

LTM
EBITDA(1)	$4,460	7.5 x	—	8.5 x	—	—	$33,448	—	$37,907
Net Income(2)	$2,383	11.75 x	—	12.25 x	$6,158	$247	$34,404	—	$35,595
Book Value(3)	$26,762	0.5 x	—	0.7 x	$6,158	$247	$19,786	—	$25,138

Enterprise Value from Operations(4)							$29,213	—	$32,880

Add: Cash and Cash Equivalents Balance as of 6/30/04							$23,684	—	$23,684

Enterprise Value							$52,897	—	$56,564

Less: Total Debt							$6,158	—	$6,158
Less: Minority Interest							$247	—	$247
Less: Miscellaneous Liabilities(5)							$1,000	—	$1,000

Equity Value							$45,492	—	$49,159

Shares Outstanding(6)							1,353		1,353

Per Share Value							$33.62		$36.33

Notes:

(1) Excludes capitalized interest from cost of sales

(2) Excludes interest income from cash and equivalents on balance sheet

(3) Excludes cash

(4) Notwithstanding the footnote on page 16, we weighted the three market multiple approaches equally because the limited number of comparable companies combined with Daytona’s land holdings and lengthy holding period suggests that the price/book value approach should not be given undue weight

(5) Assumed miscellaneous liabilities of $1.0mm

(6) Includes potential dilutive effect of options based on treasury method and $30.50 transaction price

Source: Daytona 10KSB and 10QSB SEC filings for the periods ending 31 December 2003 and 30 June 2004, respectively

Valuation Methodologies Market Multiple Approach Sum of the Parts Analysis from a Homebuilder Perspective

Sum of the Parts Analysis from a Homebuilder Perspective

SUM OF THE PARTS ANALYSIS

•      The intent of the Sum of the Parts analysis is to derive a value for the Company based on what a homebuilder may pay for the Company.  The entities are:

•      Glenbriar Estates (Tracy, CA)

•      Corral Hollow (Tracy, CA)

•      South Tracy Industrial Park (Tracy, CA)

•      Woodview Estates (Novato, CA)

•      Marymont LLC (Atherton, CA)

•      Daytona and its land development/homebuilding Partner have a set of operating agreement that governs the various land and homebuilding/commercial joint ventures.  The land and homebuilding ventures actually own the land, and profits are split according to structures defined in the operating agreements.  (See Appendix C for Joint Venture details.)

GLENBRIAR ESTATES

•      There are two land and two primary homebuilding joint ventures that develop Glenbriar Estates.

Land JVs	Homebuilding JVs

• Glenbriar Joint Ventures (“GJV”)	• Glenbrook Homes LLC
• Glenbriar Venture LLC #2 (GB#2)	• Meadowsbrook Residences LLC

•      The land JVs invest and develop the land.  Lots are then sold to the homebuilding JVs when the lots are needed for homebuilding.

•      Daytona itself does not own any land, lots or homes.  Daytona’s activities are limited to providing capital.

•      When lots are sold to the homebuilding JVs, a deferred gain is recorded and corresponding receivables and payables reflect the lot sale.  The gain is booked and cash flows to Daytona/Partner when the house is closed and funds are released by the customer’s bank.

GLENBRIAR ESTATES – LOT SUMMARY

•      As of August 6, 2004, the land JVs owned 106 lots and the homebuilding JVs owned 54 lots.

•      On the 54 lots that have been sold to the homebuilding JVs; 49 homes are being built and 5 are for the completed models (Note: there are 6 model homes on these five lots).

•      Please note that although lots have been sold to the homebuilding JVs, Daytona has not yet received any cash return from these transactions as of August 2004 because the home sales have not yet closed.

				Inventory of		Land	Value from Land Sale
Property	Unit	Lots	Desciption	lots? #?(1)		JV	Daytona	Partner

Glenbriar Estates	13	58	Undeveloped	Yes	58	GB#2	25%	75%
	9F	20	Undeveloped	Yes	20	GB#2	25%	75%
	9E	20	Partially improved	Yes	20	GB#2	25%	75%
	15	13	Sold, being built	No	—	GB#2	25%	75%
		14	Sold, being built	No	—	GB#2	25%	75%
	14	15	Finished lots	No	—	GJV	60%	40%
	2	5	Finished/sold	No	—	GJV	60%	40%
	11D	8	Undeveloped	Yes	8	GJV	60%	40%
	9D	3	Sold, being built	No	—	GB#2	25%	75%
		4	Sold, being built	No	—	GB#2	25%	75%
Total Glenbrair Lots		160	Lots in inventory		106
Raw/undeveloped lots		106	Glenbriar Venture #2		98
Finished/being built		54	Glenbriar JV		8

Note:

(1) A “yes” represents that the land JV still owns the lots and has them in inventory.  The “no” indicates the lots have already been sold to the homeebuilding JVs.

COMPARABLE TRANSACTIONS – PRICE PER LOT

•      The most appropriate method for valuing the lots is to analyze comparable transactions in Tracy to determine what a non-affiliated third party would pay for the lots.  The most comparable transactions in Tracy since the beginning of 2000 are (details of these transactions are located in Appendix A):

Sale Date	Town	Purpose	Lots	Price	SF	Acres	Price/Acre	Price/Lot
3/26/2003	Tracy	SFR	109	$14,464,500	877,733	20.1	$717,842	$132,701
9/8/2000	Tracy	SFR	56	$4,340,000	252,000	5.8	$750,200	$77,500

						Mean(1)	$717,842	$132,701
						Median(1)	$717,842	$132,701

Source: CoStar

Search Criteria:     Tracy, CA; residential; 2000 to present; greater than 5 gross acres

Note:

(1)  The 9/8/2000 5.8 acre transaction is excluded from mean and median calculations because the transaction is out of date.

IMPLIED HOMEBUILDER VALUATION – PRICE PER LOT

•      We’ve also valued the lots from a homebuilder perspective, based on Daytona’s $430,000 average selling price and 18%-22% homebuilding margins. (Assumed $50-$55 per sq. ft. construction values based on average costs for a production builder and 12% overhead charge).

		18% Margin for Homebuilders		22% Margin for Homebuilders

Average Sales Price per Home	$mm	430,000	430,000	430,000	430,000
Average Home Size	sq. ft	3,100	3,100	3,100	3,100

Est. Construction Cost	per sq. ft.	50	55	50	55

less: Total Construction Value	$mm	155,000	170,500	155,000	170,500
less: 12% Overhead Charge of ASP	$mm	51,600	51,600	51,600	51,600

Gross Margin	$mm	223,400	207,900	223,400	207,900

Implied Return for Homebuilding	$mm	77,400	77,400	94,600	94,600
Margin %		18%	18%	22%	22%

Implied Land Value per Lot	$mm	$146,000	$130,500	$128,800	$113,300

Mean Land Value per Lot	$129,650	Avg. Value per Lot ($55 construction costs)			$121,900
Median Land Value per Lot	$129,650	Avg. Value per Lot ($50 construction costs)			$137,400

LOT VALUATION – SUMMARY

Price per Lot
Comparable Transaction(1)
3/26/03: 20.1 acres, 109 lots	$132,701

Homebuilder Valuation
Avg. Value per Lot ($55 construction costs)	$121,900
Avg. Value per Lot ($50 construction costs)	$137,400

Average	$130,667
Median	$132,701

Note:

(1) For the purposes of this analysis, the 9/8/2000 5.8 acre transaction was excluded because it is out of date and does not reflect today’s current market conditions in Tracy.

GLENBRIAR ESTATES – LOTS SALES

•      The land JVs sold 58 lots to support home construction in 2004, and as of August 6, 2004, 40 home sales have closed.

•      Additionally, we assumed 71 lots would be sold in 2004 and the remaining 66 in 2005, which would support home sales of 71 homes in 2005 and 66 in 2006.  We further assumed the 6 model homes will be sold in 2006.

•      From a cash return perspective, Daytona will receive returns in 2004, 2005 and 2006 from 18, 71 and 72 home sales, respectively.

	# of Lots	Low	High
2004 Lot Sales => 2004 Home Sales
Glenbriar Venture #2	18
Glenbriar Joint Venture	0

Comparable Price/Lot		$130,667	$132,701
Implied Value		$2,352,005	$2,388,615
less: taxes (assumed 45% tax rate)		$1,058,402	$1,074,877
Total Tax-adjusted value - 2004 Lot Sales(1)		$1,293,603	$1,313,738

2004 Lot Sales => 2005 Home Sales
Glenbriar Venture #2	59
Glenbriar Joint Venture	12
Comparable Price/Lot(2)		$130,667	$132,701
Total Tax-adjusted value - 2005 Lot Sales(1)		$5,102,544	$5,181,968

2005 Lot Sales => 2006 Home Sales
Glenbriar Venture #2	55
Glenbriar Joint Venture	16
Comparable Price/Lot(2)		$130,667	$132,701
Total Tax-adjusted value - 2005 Lot Sales(1)		$5,102,544	$5,181,968

Total Value for Lots(1)		$11,498,691	$11,677,673

Note:

(1) The values calculated do not take into account the equity and profit distribution structures defined in the JV operting agreements.  See waterfall analysis on pg. 28

(2) Returns are assumed to remain constant as increasing real estate prices offset the impact of discount factors

GLENBRIAR ESTATES – HOMEBUILDING SUMMARY

•      18 homes are in various stages of construction and we’ve assumed they will close in 2004.

•      14 homes will be sold by Meadowbrook Residences LLC, which has an average price of $400,000 and 15%-20% margins.

•      4 homes will be sold by Glenbrook Homes LLC, which has an average price of $425,000 and 15%-20% margins.

			Housing	Upside on		Value from Land Sale
Property	Unit	Lots	Joint Venture	homes? #?		Daytona	Partner

Glenbriar Estates	13	58	n/a	Yes	58	50%	50%
	9F	20	n/a	Yes	20	50%	50%
	9E	20	n/a	Yes	20	50%	50%
	15	13	Meadowbrook	Yes	13	50%	50%
		14	Meadowbrook	Yes	14	50%	50%
	14	15	Glenbrook(3)	Yes	15	50%	50%
	2	5	Meadowbrook(1)	Yes	3	50%	50%
			Glenbrook(1)	Yes	3
	11D	8	n/a	Yes	8	50%	50%
	9D	3	Glenbrook	Yes	3	50%	50%
		4	Meadowbrook	Yes	4	50%	50%

Total Glenbrair Lots		160	Homes with Upside		161
Raw/undeveloped lots		106	Meadowbrook (2)		31	Non-transferred
Finished/being built		54	Glenbrook (2)		18	homes =	112

Note:

(1) These 5 homes are the model homes for Glenbriar Estates.  They are assumed to be sold in 2006.

(2) Not including the 5 model homes that will be sold in 2006.

(3) In process of being transferred to the Glenbrook.

GLENBRIAR ESTATES – HOME SALES

	# of Homes

2004 Sales
Meadowbrook Residences	14
Avg. Selling Price per home		$400,000	$400,000
Avg. Margin per home		15%	20%
Avg. Return per home		$60,000	$80,000

Glenbrook Homes	4
Avg. Selling Price per home		$425,000	$425,000
Avg. Margin per home		15%	20%
Avg. Return per home		$63,750	$85,000

Implied Value		$1,095,000	$1,460,000
less: taxes (assumed 45% tax rate)		$492,750	$657,000
Tax-adjusted value - 2004 home sales(1)		$602,250	$803,000

2005 Sales
Meadowbrook Residences	35
Avg. Return per home(2)		$60,000	$80,000

Glenbrook Homes	36
Avg. Return per home(2)		$63,750	$85,000
Tax-adjusted value - 2005 home sales(1)		$2,417,250	$3,223,000

2006 Sales
Meadowbrook Residences	33
Avg. Return per home(2)		$60,000	$80,000

Glenbrook Homes	33
Avg. Return per home(2)		$63,750	$85,000

Model Homes(3)	6
Avg. Return per home(2)		$2,364,180	$2,364,180

Tax-adjusted value - 2006 home sales(1)		$4,610,243	$5,358,930

Total Homebuilding Value(1)		$7,629,743	$9,384,930

Total Lots & Homebuilding Value(1)		$19,128,434	$21,062,603

Note:

(1) The values calculated do not take into account the equity and profit distribution structures defined in the JV operting agreements.  See waterfall analysis on pg. 28

(2) Returns are assumed to remain constant as increasing real estate prices offset the impact of discount factors

(3) Assumed $433,000 average selling price per model, 2% broker fees and 7% tax leakage.

GLENBRIAR ESTATES - WATERFALL ANALYSIS (ACTUAL RETURNS TO DAYTONA)

								Waterfall Analysis of Equity and Profit Distribution
				Average	Average	Available for Equity &	Daytona Equity	Return of Daytona	7% Pref. Return to	Profit Distributions to
	Year		Homes	Margin	Value(1)	Distribution	Contribution(2)	Equity	Daytona	Daytona	Partner
Homebuilding JVs
										50% share	50% share
Meadowbrook Residences	2004		14	17.5%	$539,000	$539,000	$(67,051)	$0	$37,730	$250,635	$250,635
	2005		35	17.5%	$1,347,500	$1,347,500	$(67,051)	$0	$94,325	$626,588	$626,588
	2006	(3)	39	17.5%	$3,634,680	$3,634,680	$(67,051)	$0	$254,428	$1,690,126	$1,690,126

										50% share	50% share
Glenbrook Homes	2004		4	17.5%	$163,625	$163,625	$(998,040)	$0	$11,454	$76,086	$76,086
	2005		36	17.5%	$1,472,625	$1,472,625	$(998,040)	$0	$103,084	$684,771	$684,771
	2006		33	17.5%	$1,349,906	$1,349,906	$(998,040)	$0	$94,493	$627,706	$627,706

Notes:

(1) Assumes 3% management fee paid to homebuilding partner is part of costs.

(2) Daytona equity as of 6/30/04.  Assumes no additional investments to equity

(3) Includes sales of 6 model homes

							Waterfall Analysis of Equity and Profit Distribution
		Lots	Average	Average	Available for Equity &	Daytona Equity	Return of Daytona	7% Pref. Return to	Profit Distributions to
	Year	Sold	Lot Price	Value	Distribution	Contribution(1)	Equity	Daytona	Daytona	Partner
Land JVs
									25% share	75% share
Glenbriar Venture #2	2004	18	$131,684	$1,303,671	$1,303,671	$4,228,874	$1,303,671	$0	$0	$0
	2005	59	$131,684	$4,273,142	$4,273,142	$2,925,203	$2,925,203	$94,356	$313,396	$940,187
	2006	55	$131,684	$3,983,438	$3,983,438	$0	$0	$278,841	$926,149	$2,778,448

									60% share	40% share
Glenbriar Joint Venture	2004	0	$131,684	$0	$0	$1,902,244	$0	$0	$0	$0
	2005	12	$131,684	$869,114	$869,114	$1,902,244	$869,114	$0	$0	$0
	2006	16	$131,684	$1,158,818	$1,158,818	$1,033,130	$1,033,130	$8,798	$70,134	$46,756

Notes:

(1) Daytona equity as of 6/30/04.  Assumes no additional equity investments

Payments to Daytona =	$6,131,118	$977,508	$5,265,590

Total Glenbriar Estates value to Daytona =			$12,374,216

High value to Daytona =			$12,843,729
Low value to Daytona =			$11,904,704

CORRAL HOLLOW SUBDIVISION (TRACY, CA)

•      During the fourth quarter of 2003 Daytona obtained an option to purchase 47 acres of undeveloped land in Tracy, CA.

•      The property is subject to local “slow growth” measures, which is intended to slow down residential growth in Tracy.  Daytona and EFC management currently estimate that development on this 47-acre site will not likely begin for 4-5 years, but also state it could be longer.

•      We estimate the development exclusionary period based on the “slow growth” measures could be as much as 7-10 years.

•      The 47 acres is expected to yield 150 to 250 single-family lots.

•      Daytona’s option deposit for the 47 acres was $752,000.

•      Given the “slow growth” measures and the undetermined amount of time for which development can not commence, the value of the 47 acres is determined to be the amount of the option deposit.

Development	Option Deposit	Implied Value	Shares Out (mm)	Price/Share

Corral Hollow Subdivision	$752,000	$752,000	1.3	$0.56
47 Acres in Tracy, CA - raw land

SOUTH TRACY INDUSTRIAL PARK

•      The Industrial Park consists of approximately 50 gross acres (approximately 33.5 net acres) of land with all site improvements completed.  The Industrial Park has a preliminary site plan for approximately 460,000 square feet of buildings.

•      To date, one 29,500 sq. ft. building has been constructed.  Only 18,000 sq. ft. of this building has been leased.  Currents tenants are a church, motorcycle parts center and a fudge manufacturing operation.

•      The profit distribution is 50% to Daytona and 50% to partner after Daytona’s equity is repaid.

Development	Gross Acres	Low	High
South Tracy Industrial Park	50
Comparable Price/Acre (see next page for comparable transactions)		$96,307	$97,844
Implied Value		$4,815,354	$4,892,188
less: taxes (assumed 45% tax rate)		$2,166,909	$2,201,484
Tax-adjusted value for land		$2,648,445	$2,690,703

plus: Value of Building-Fixed Assets (from consolidated 6/30/04 balance sheet)		$1,454,374	$1,454,374

Total Value - South Tracy Industrial Park		$4,102,819	$4,145,077

Total Book Equity - South Tracy Industrial Park (6/30/04 balance sheet)		$7,191,495

Valuation - Low	$4,123,948
Valuation - High	$7,191,495

SOUTH TRACY INDUSTRIAL PARK – COMPARABLE REAL ESTATE TRANSACTIONS

Sale Date	Town	Property	Price	SF	Acres	Price/Acre
2/2/2001	Tracy	M-1 Zoned Acreage	$3,239,202	1,078,981	24.8	$130,771
11/20/2002	Tracy	Retail Warehouse Site	$3,158,094	744,875	17.1	$184,684
11/28/2001	Tracy	Elementary School Site	$2,159,000	696,960	16.0	$134,938
6/13/2001	Tracy	Single Tenant Industrial Bldg.	$1,800,000	1,723,233	39.6	$45,501
5/24/2000	Tracy	Public Elementary School	$1,565,500	696,960	16.0	$97,844
4/18/2001	Tracy	Auto Dealership Facility Site	$1,160,954	261,795	6.0	$193,171
8/23/2002	Tracy	M-1 Zoned Acreage	$1,000,000	258,746	5.9	$168,350
4/23/2003	Tracy	I-G Zoned Acreage	$960,000	348,480	8.0	$120,000
10/8/2003	Tracy	Industrial Development Site	$942,000	1,250,606	28.7	$32,811
7/20/2001	Tracy	M-1 Zoned Acreage	$450,000	357,192	8.2	$54,878
7/12/2002	Tracy	Church Site	$272,000	1,853,042	42.5	$6,394
3/13/2002	Tracy	IW Zoned Acreage	$250,000	249,598	5.7	$43,630
7/9/2003	Tracy	M-1 Zoned Acreage	$247,000	275,734	6.3	$39,021

					Mean	$96,307
					Median	$97,844

Source: CoStar
Search Criteria:	Tracy, CA; commercial, industrial; 2000 to present; greater than 5 acres

WOODVIEW ESTATES – NOVATO, CA

•             Daytona has an approved subdivision map for 20 lots and has received design review approval from one branch of the local authorities for 20 singles family homes, but the Company has not obtained the necessary permits to begin development from the City of Novato.  Daytona expects to receive the permits and begin site work in the second half of 2004.

•             For the purposes of this analysis we assumed that the homes would close in 2005.

•             The most relevant method for valuing the 20 lots in Novato is to analyze comparable real estate transactions to determine the price that a non-affiliated third party may pay for the lots.  (Comparable transaction detail located in Appendix A.)

Sale Date	Town	Purpose	Lots	Price	SF	Acres	Price/Acre	Price/Lot
1/18/2002	Novato	SFR	23	$3,364,000	1,435,338	33.0	$102,092	$146,260
1/15/2004	Novato	SFR	9	$1,100,000	187,308	4.3	$255,814	$122,222

						Mean	$178,953	$134,241
						Median	$178,953	$134,241

Source: CoStar
Search Criteria:	Novato, CA; residential; 2000 to present

WOODVIEW ESTATES – LOT AND HOME SALES

Woodview Estates	# of Lots	Low	High
Regular Lots	14
Comparable Price/Lot		$122,222	$146,260
Premium Lots	6
Comparable Price/Lot		$222,222	$246,260
Total Implied Value		$3,044,440	$3,525,200
less : taxes (assumed 45% tax rate)		$1,369,998	$1,586,340

Tax-adjusted value - 2005 Lot Sales(1)		$1,674,442	$1,938,860

Woodview Estates	# of Homes		Low	High
Regular Homes	14
Average Selling Price per home			$850,000	$1,250,000
Average Margin per home			10%	10%
Average Return per home			$85,000	$125,000

Premium Homes	6
Average Selling Price per home			$1,000,000	$1,300,000
Average Margin per home			10%	10%
Average Return per home			$100,000	$130,000

Total Implied Value			$1,790,000	$2,530,000
less : taxes (assumed 45% tax rate)			$805,500	$1,138,500
Tax-adjusted value - 2005 Home Sales(1)			$984,500	$1,391,500

Total Value - Novato(1)			$2,658,942	$3,330,360

Valuation - Low(2)		$2,994,651
Valuation - High(3)		$4,373,402

Note:

(1) The values calculated do not take into account the equity and profit distribution structures defined in the JV operting agreements.  See waterfall analysis on pg. 34

(2) Average of lot and home sales values

(3) Total equity as of 6/30/04 of Woodview Estates, LLC

WOODVIEW ESTATES – WATERFALL ANALYSIS (ACTUAL RETURNS TO DAYTONA)

						Waterfall Analysis of Equity and Profits
	Lots /	Avg. Price /	Average	Available for Equity &	Daytona Equity	Return of Daytona	7% Preferred Return to	Profit Distribution to
	Homes	Avg. Margin	Value(1)	Distribution	Contribution	Equity	Daytona	Daytona (50%)	Partner (50%)
Woodview LLC (Novato, CA)
Lots (14 regular and 6 premium lots)	20 lots	$146k, $246k	$1,806,651	—	—	—	—	—	—
Homes	20 homes	10.0%	$1,188,000	—	—	—	—	—	—

			$2,994,651	$2,994,651	$4,373,402	$2,994,651	$0	$0	$0

Notes:

(1) Assumed 3% management fee paid to homebuilding partner is part of costs. Average value of lot and home sales.

Payments to Daytona =	$2,994,651	$0	$0

Avg. Woodview Estates value to Daytona =			$3,684,027

High value to Daytona (book value) =			$4,373,402
Low value to Daytona =			$2,994,651

MARYMONT LLC – ATHERTON, CA

•                  Daytona/EFC built one 9,600 sq. ft. “custom” home in Atherton, CA (construction was completed in December 2001).  The market for luxury homes had been strong, but in the past few years the market has softened.

•                  The home has been on the market since January 2002, and is not currently listed for sale.  In March 2004, the venture entered into a two-year lease of the home.  The total rent for the two-year lease is $432,000. 

•                  The original list price was $11.9 million.  In December 2003, the list price was $6.9 million. 

•                  The Company attempted to sell the house with an in-house broker originally.  They employed an external broker for 3-6 months at the beginning of 2003 and when the external broker failed to sell the home, the Company reengaged in-house broker for the later half of 2003.

•                  Daytona has written down the value of the Atherton home in 2002 and 2003.  The write-downs were $613,000 and $350,000 in 2003 and 2002, respectively.

•                  In September 2003, Daytona acquired EFC’s entire equity interest in Marymont.  Daytona will now receive 100% of any sale proceeds.

•                  Marymont LLC has total assets of $6.1mm as of 6/30/04.

•                  The 6/30/04 balance sheet value of Atherton home is $6.1 million.

•                  We approached the valuation of the Atherton home from two directions:

1.                                       the value of Marymont on Daytona’s balance sheet.

2.                                       the value per square foot of homes sold in Atherton in 2003 with purchase prices greater than $3 million.

Marymont LLC Balance Sheet

HLHZ assumed a further 20% writedown will be necessary before the Atherton, CA, higher priced home will be sold. The range is from $5.1mm to $6.1mm.

	Post 20% Writedown	6/30/2004 Value
Atherton Home	$5.1	$6.1

Comparable Real Estate Sales

HLHZ spoke to a real estate agent who works in the Atherton, CA, market.  They provided us data for comparable real estate transactions in Atherton greater than $3mm that closed in 2003.(1)

Total Transactions	29
Value per Square Foot	$814.1

Transactions greater than 7,000 sq. ft.	9
Value per Square Foot	$738.2

Atherton, CA, home size (sq. ft.)	9,600

	Low	High
Valuation Range	$7.1	$7.8

Note:

(1) Source: Alain Pinel Realtors, Menlo Park, CA, 3/11/04

Average of Low Values =	$6.1
Average of High Values =	$7.0

CASH AND EQUIVALENTS

•                  As of 6/30/04, Daytona has $23.684 million of cash and equivalents on the balance sheet.

•                  This is equivalent to approximately $18.08 per share.

DEFERRED TAX ASSET

•                  As of 6/30/04, Daytona has a deferred tax asset of $3.005 million on the balance sheet.

•                  Daytona believes that the deferred tax asset will be realized.

•                  For purposes of valuation, we have assumed that the tax asset will be realized over time and because of the time value of money the asset is assumed to be worth one-half of today’s balance sheet value.

SUM OF THE PARTS ANALYSIS – TRANSACTION SUMMARY

Transaction Summary

(US$ millions, except per share data)

	Sum of the Parts Analysis
	Low	High
Glenbriar Estates	$11.9	$12.8
Corral Hollow	$0.8	$0.8
South Tracy Industrial Park	$4.1	$7.2
Novato, CA	$3.0	$4.4
Atherton, CA	$6.1	$7.0
Cash on Balance Sheet	$23.7	$23.7
Deferred Tax Asset	$1.5	$1.5

Implied Value - Sum of the Parts Analysis	$51.0	$57.3

less: Total Debt	$6.2	$6.2
less: Minority Interest	$0.2	$0.2
less: Miscellanous Liabilities(1)	$1.0	$1.0

Equity Value	$43.6	$49.9

Shares Outstanding(2)	1.353	1.353

Per Share Value	$32.25	$36.88

Note:

(1)          Assumed miscellanous liabilities of $1.0mm

(2)          Includes potential dilutive effect of options based on treasury method and $30.50 transaction price.

Source: Daytona 10KSB SEC filing as of 12/31/03 and 10QSB SEC filing as of 6/30/04

Appendices

Appendix A – Comparable Land/Real Estate Transactions

METHODOLOGY

We attempted to find land transactions that are comparable to determine what price a non-affiliated third party may pay for lots.  In our analysis we used data from the CoStar Group: 

•             CoStar Group, Inc. is a provider of information services to commercial real estate in the United States and the United Kingdom.  For this analysis, we used CoStar’s database of residential and commercial real estate transactions.

CoStar Group Methodology

•             Search through public records (for specific counties and areas) including microfilm, CD-ROMs, online services and print media.

•             Verify what they find in the public records by calling and speaking with tenants, buyers/sellers and brokers to get first-hand information.

•             CoStar typically evaluates land transactions of developed land designated for single family home construction with a similar amount of acreage.

Appendix A - Comparable Land/Real Estate Transactions Comparable Land Transactions - Tracy, CA Comparable Land Transactions - Novato, CA Real Estate Data - Atherton, CA

CoStar COMPS Search Results

2 Bethesda Metro Center, Bethesda, MD 20814

We found 10 properties that match your criteria.

City: Tracy; State: California; PropType: RES; SaleDate: 1/1/2000 and later; grossacres: 5 and over;

Sale Date	Property Description City, Zip	Income Data Avail?	Sale Price	Sale Price Qual	SF	Price/SF	Year Map Built X, Y	Units	Price/ Unit

03/26/2003	109 Lot SFR Subdivision Site Tracy, 95376	No	$14,464,500	Full	877,733	$16.48	462 G, 2	109	$132,701
09/08/2000	Site for 56 SFR Lots Tracy, 95376	No	$4,340,000	Conf	252,000	$17.22	35-39 B, 4	56	$77,500
10/18/2002	AU-20 Zoned Acreage Tracy, 95376	No	$3,600,000	Full	2,858,407	$1.26	463 A, 2
11/17/2000	SFR Subdivision Site Tracy, 95376	No	$2,700,000	Conf	2,617,085	$1.03	3 H, 3
04/02/2002	Site for SFRs Tracy, 95376	No	$2,501,000	Conf	598,514	$4.18	422 D, 6
01/08/2003	SFR Subdivision Site Tracy, 95376	No	$760,000	Full	291,722	$2.61	462 F, 1
03/28/2001	AG Zoned Acreage Tracy, 95376	No		Mini	211,562,644	$0.00	2 A,3
12/24/2002	SFR Subdivision Site Tracy, 95304	No		Mini	2,881,494	$0.00	463 C, 4
03/14/2003	121 SFR Subdivision Site Tracy, 95377	No		Mini	861,616	$0.00	462 G, 6	121
03/14/2003	49 Unit SFR Subdivision Site Tracy, 95377	No		Mini	384,634	$0.00	462 G, 6	49

1

NW cnr Corral Hollow & Schulte Published

Tracy, CA 95376
109 Lot SFR Subdivision Site of 877,733 SF Sold for $14,464,500

buyer

New America Homes SB109, Inc.

c/o John P. McCann (Pres.)

4974 E Clinton Ste 200
Fresno, CA 93727

(559) 252-4043

seller	Photo N/Ap, Land Sale

Western Pacific Housing, Inc.

c/o Mark W. Downie (V.P.)

6658 Owens Dr

Pleasanton, CA 94588

(925) 737-1080

vital data

Sale Date:	03/26/2003	Sale Price:	$14,464,500
Escrow/Contract:	N/Av	Status:	Full Value
Days on Market:	N/Av	Down Pmnt:	$5,780,500
Exchange:	N/Av	Pct Down:	40%
Conditions:	Not Available	Doc No:	065574
Zoning:	PUD, Tracy	Trans Tax:	($15,910.95 F)

Density:	5.4 units per acre	Submarket:	Manteca/Tracy/S San Joaqu
No Units:	109	Topography:	Not Available
Price/Units:	$132,701	Structures:	N/Av
		Land Improvements:	Not Available
		Offsites:	All to site
		Lot Dimensions:	Irregular
		Corner:	Yes
Comp No:	SJA-38418-07-0320	Property Type:	Residential Land
Intended Use: To construct a SFR subdivision

income/expense

Information not available.

	Gross Acreage	Net Acreage
Acres:	20.150	N/Av
Price/Acre:	$717,841	N/Av
SF:	877,733	N/Av
Price/SF:	$16.48	N/Av

listing broker

Unknown

buyers broker

Unknown

financing
1st Housing Capital Company( Fixed )
Bal/Pmt: $8,684,000

Copyright© 1999-2002 CoStar Realty Information, Inc. All rights reserved. Information obtained from sources deemed reliable but not guaranteed. Phone: (800) 204-5960 plat map

Map: 462-G/2 Legal: Lots 1 thru 59 inc trt 2952 San Marco Unit 3 vol 37 pg 41 & lots 1 thru 50 inc trt 2956 San Marco unit 4 vol 37 pg 42

Comps No: SJA-38418-07-0320 Parcel Number: 240-050-10, 11 Title Co: First American Title

site map

This site map is derived from MapQuest.com Inc. No opinion is expressed concerning the accuracy of any information contained herein.

50 Coral Hollow Rd Published

San Marco

Tracy, CA 95376

Site for 56 SFR Lots of 252,000 SF Sold for $4,340,000

buyer

Kaufman & Broad South Bay Inc

c/o Alex Krell

2201 Walnut Ave Ste 150

Fremont, CA 94538

(510) 792-2900                                                                                                                                                                                                           Photo N/Ap, Land Sale

Seller

Calif Sun-Tracy ( LLC )

c/o Bruce Eleiff

2333 San Ramon Valley Blvd

San Ramon, CA 94583

(925) 314-0880

plat map

Map: 35-39-B/4 Legal: Lot 13 Trt 2851 San Marco Unit #1bk 35 pg 24

Comps No: SJA-93884-10-0020 Parcel Number: 240-050-03 Title Co: First American Title

site map

This site map is derived from MapQuest.com Inc. No opinion is expressed concerning the accuracy of any information contained herein.

Appendix A - Comparable Land/Real Estate Transactions Comparable Land Transactions - Tracy, CA Comparable Land Transactions - Novato, CA Real Estate Data - Atherton, CA

CoStar COMPS Search Results

2 Bethesda Metro Center, Bethesda, MD 20814

We found 3 properties that match your criteria.

City: Novato; State: California; PropType: RES; RecDate: 12/31/1999 and later;

Sale Date	Property Description City, Zip	Income Data Avail?	Sale Price	Sale Price Qual	SF	Price/SF	Year Map Built X, Y	Units	Price/ Unit

01/16/2003	Open Space Site Novato, 94945	No	$15,800,000	Conf	27,617,040	$0.57	526 G, 1
01/18/2002	23 Single Family Residence Site Novato, 94947	No	$3,364,000	Full	1,435,338	$2.34	526 A, 4	23	$146,260
01/15/2004	9 Single Family Residences Site Novato, 94945	No	$1,100,000	Conf	187,308	$5.87	526 E, 3	9	$122,222

1

699 Tamalpais Ave Published

Novato, CA 94947
23 Single Family Residence Site of 1,435,338 SF Sold for $3,364,000

buyer

Cobblestone Homes, Inc.

c/o Joseph P. Keith

1400 N Dutton Ave Ste. 1

Santa Rosa, CA 95401

(707) 528-8702

seller	Photo N/Ap, Land Sale

Tamalpais Hill (LLC)

c/o Michael Cooney

91A Louise St

San Rafael, CA 94901

vital data

Sale Date:	01/18/2002	Sale Price:	$3,364,000
Escrow/Contract:	N/Av	Status:	Full Value
Days on Market:	N/Av	Down Pmnt:	N/Av
Exchange:	N/Av	Pct Down:	N/Av
Conditions:	Not Available	Doc No:	004788
Zoning:	R, County	Trans Tax:	($3,700.40 F)

Density:	N/Av	Submarket:	Novato/Ignacio/N Marin
No Units:	23	Topography:	Level
Price/Units:	$146,260	Structures:	None
		Land Improvements:	Finished lots
		Offsites:	All to site
		Lot Dimensions:	Irregular
		Corner:	No
Comp No:	MSA-17915-02-0220	Property Type:	Residential Land
Intended Use: To construct 23 single family homes

income/expense

	Gross Acreage	Net Acreage
Acres:	32.951	N/Av
Price/Acre:	$102,092	N/Av
SF:	1,435,338	N/Av
Price/SF:	$2.34	N/Av

listing broker

Unknown

buyers broker

Unknown

financing

1st Exchange Bank( Const )

Bal/Pmt: $4,398,750

2nd Seller( Fixed )

Bal/Pmt:  $750,000

Copyright© 1999-2002 CoStar Realty Information, Inc. All rights reserved. Information obtained from sources deemed reliable but not guaranteed. Phone: (800) 204-5960 plat map

Map: 526-A/4 Legal: Por lot 164 & all lot 180 Subdiv A & B Novato Ranch vol 3 pg 36

Comps No: MSA-17915-02-0220 Parcel Number: 140-251-08, 140-321-01 Title Co: First American Title

site map

This site map is derived from MapQuest.com Inc. No opinion is expressed concerning the accuracy of any information contained herein.

496 Olive Ave Published

Novato, CA 94945 -3474

9 Single Family Residences Site of 187,308 SF Sold for $1,100,000

buyer

Mission Valley Properties

c/o Dan Agular

6000 Hopyard Rd

Pleasanton, CA 94588	Photo N/Ap, Land Sale
(925) 467-9900

seller

Michael Clementino

vital data
Sale Date:	01/15/2004	Sale Price:	$1,100,000
Escrow/Contract:	3 years	Status:	Confirmed
Days on Market:	N/Ap	Down Pmnt:	N/Av
Exchange:	No	Pct Down:	N/Av
Conditions:	None	Doc No:	003730
Zoning:	N/Av, Novato	Trans Tax:	($1,210.00 F)

Density:	2 units per acre	Submarket:	Novato/Ignacio/N Marin
No Units:	9	Topography:	Level
Price/Units:	$122,222	Structures:	Metal bldg (tear down)
		Land Improvements:	Previously developed lot
		Offsites:	All to site
		Lot Dimensions:	Irregular
		Corner:	No
Comp No:	MSA-18358-05-0420	Property Type:	Residential Land
Intended Use:	To construct 9 single family homes.

income/expense

	Gross Acreage	Net Acreage
Acres:	4.300	N/Av
Price/Acre:	$255,814	N/Av
SF:	187,308	N/Av
Price/SF:	$5.87	N/Av

listing broker

None involved per principal

buyers broker

None involved per principal

financing

1st Information not available

Bal/Pmt:

Copyright© 1999-2002 CoStar Realty Information, Inc. All rights reserved. Information obtained from sources deemed reliable but not guaranteed. Phone: (800) 204-5960 plat map

Map:  526-E/3 Legal: Lengthy legal - refer to deed

Comps No: MSA-18358-05-0420 Parcel Number :	143-110-54	Title Co: California Land Title
143-110-55

site map

This site map is derived from MapQuest.com Inc. No opinion is expressed concerning the accuracy of any information contained herein.

description

Financing:

1st   Information not available

* Sale Price: This sale price was established 3 years ago.

* Escrow:  Long escrow due to getting approvals for the map.

Reportedly the property was not on the market at the time of the sale; the buyer approached the seller directly.

* Down Payment: We were unable to determine the amount of down payment, if any.

* Buyer contact: Leonard Freyer

Doc Num / Transfer Tax
003730  ($1,210)

Recording Date: 01/15/2004

Confirmed by: Adriane Helfrich

Date: 05/20/2004

Email: qualitycontrol@costar.com

Phone: (888) 636-8389

Updated Date: 05/21/2004

Appendix A - Comparable Land/Real Estate Transactions Comparabel Land Transactions - Tracy, CA Comparabel Land Transactions - Novato, CA Real Estate Data - Atherton, CA

Subject Property	:
Prepared By	:	ELIZABETH POLLARD
Firm Name	:	ALAIN PINEL REALTORS

CATEGORY:     SOLD LISTINGS

ADDRESS		STY	SF	BD	BTH	DR	FR	PL	G/C	FP	SALE PRICE	DOM
1	RIDGE VIEW DR	3 +	13000	6+	4 +	Y	Y	N	3G+	Y	$12,900,000	154
338	FLETCHER DR	2	7586	6+	4 +	Y	Y	Y	3G+	Y	$5,125,000	7
326	ATHERTON AV	2	0	5	4 +	Y	Y	Y	3G+	Y	$4,950,000	95
23	VALLEY RD	2	6887	5	4 +	Y	Y	Y	3G+	Y	$3,625,000	96
43	VALLEY RD	2	5490	4	4 +	Y	Y	Y	3G+	Y	$3,575,000	77
7	MEADOW LN	2	4550	4	3.5	Y	Y	N	3G+	Y	$3,155,000	35
227	PARK LN	2	8000	5	4 +	Y	Y	Y	3G+	Y	$8,200,000	130
37	EUCLID AV	2	7125	5	4 +	Y	Y	N	3G+	Y	$5,775,000	177
82	LINDA VISTA AV	2	7680	6+	4 +	Y	Y	Y	3G+	Y	$7,200,000	138
230	VALPARAISO AV	2	7500	5	4+	Y	Y	N	3G+	Y	$5,800,000	113
47	SHEARER DR	3 +	7700	6+	4 +	Y	Y	Y	3G+	Y	$4,700,000	204
84	ALMENDRAL AV	2	4700	4	4 +	Y	Y	N	3G+	Y	$3,950,000	188
90	COGHLAN LN	1	4265	4	4 +	Y	Y	Y	2G	Y	$4,300,000	6
81	HOWARD WY	2	4286	5	4 +	Y	Y	N	2G	Y	$3,800,000	28
70	BARRY LN	1	4910	5	4 +	Y	Y	Y	3G+	Y	$3,600,000	109
123	STOCKBRIDGE AV	2	3500	4	4+	Y	Y	Y	2G	Y	$3,200,000	203
116	TUSCALOOSA AV	2	3980	4	4 +	Y	Y	Y	2G	Y	$3,500,000	125
46	BARRY LN	1	4870	6+	4 +	Y	Y	Y	3G+	Y	$3,600,000	104
30	AMADOR AV	3 +	4700	4	4 +	Y	Y	N	2C+	Y	$3,700,000	4
23	AUSTIN AV	2	3750	5	4 +	Y	Y	Y	2G	Y	$3,175,000	46
42	PATRICIA DR	1	3230	3	3.5	Y	Y	Y	2G	Y	$3,700,000	8
71	SELBY LN	1	3990	5	3.5	Y	Y	Y	2G	Y	$3,595,000	9
30	MARYMONT AV	1	2930	4	3	Y	Y	Y	2G	Y	$3,050,000	42
77	FAIR OAKS LN	2	8900	6+	4 +	Y	Y	Y	3G+	Y	$3,700,000	18
98	CATALPA DR	2	6786	6+	4 +	Y	Y	Y	3G+	Y	$4,767,000	35
267	GREENOAKS DR	2	6000	5	4 +	Y	Y	N	3G+	Y	$4,500,000	320
79	FLOOD CI	1	2990	4	4 +	Y	Y	N	2G	Y	$3,810,000	9
41	LOWERY DR	3 +	8730	6+	4 +	Y	Y	Y	N	Y	$3,525,000	5
50	CATALPA DR	1	3290	4	3	Y	Y	N	2G	Y	$3,200,000	65
83	DE BELL DR	2	4470	5	3.5	Y	Y	N	3G+	Y	$3,000,000	51

Prices Min: $3,000,000     Avg: $4,489,233      Med : $3,700,000       Max: $12,900,000

Avg Days On Market : 87   Avg SqFt : 5717   Avg $/SqFt : $785        Tot Listings 30

Avg Length Of Escrow : 28

Appendix B – Daytona Trading Details

Daytona Trading Details – Class A Stock

ONE YEAR TRADING HISTORY (08/05/03 – 08/05/04)

FIVE YEAR TRADING HISTORY (08/05/99 – 08/05/04)

Daytona Trading Details – Class B Stock

ONE YEAR TRADING HISTORY (08/05/03 – 08/05/04)

FIVE YEAR TRADING HISTORY (08/05/99 – 08/05/04)

Appendix C – Daytona/EFC JV Details

Daytona/EFC JV Details

			Capital Contribution				EFC	Pref. Return to	Profit Split after Pref. Return
	Name of Venture	Legal structure	Daytona		Watkins		Mgmt. Fee	Daytona/Watkins	Daytona		Watkins
Glenbriar Estates - Tracy, CA	Glenbriar Joint Venture	General Partnership	100%		0%		$ 5,000 per month	7% / -	50%		50%
	Glenbriar Venture #2	LLC	75	%(1)	25	%(1)	$ 5,000 per month	7% / 7%	25%, 50%, 75%	(3)	75%, 50%, 25%	(3)
	Tracy Residential Venture Partners	LLC	100%		0%		3% of sales price/home	7% / -	50%		50%
	Meadowbrook Ventures	LLC	100%		0%		3% of sales price/home	7% / -	50%		50%
	Glenbrook Homes	LLC	100%		0%		3% of sales price/home	7% / -	50%		50%
	Meadowbrook Residences	LLC	100%		0%		3% of sales price/home	7% / -	50%		50%

Corral Hollow - Tracy, CA	Corral Hollow Properties	LLC	100%		0%		3% of sales price/home	7% / -	50%		50%

South Tracy (CA) Industrial Park	South Tracy Industrial Park	LLC	100%		0%		$10,000 per month	7% / -	50%		50%

San Leandro, CA	Halcyon Properties	LLC	100%		0%		3% of sales price/home	7% / -	50%		50%

Novato, CA	Woodview Estates	LLC	100%		0%		3% of sales price/home	7% / -	50%		50%

Atherton, CA	Marymont	LLC	100	%(2)	0	%(2)	3% of sales price/home	7% / -	50%		50%

(1) EFC contributed 25% of the capital through December 1998.

(2) EFC contributed 50% of the additional capital beginning December 2002 through September 2003.  In September 2003, Daytona acquired EFC’s entire equity interest in Marymont.

(3) Varying returns as defined by the governing agreements.